Exhibit 16.2

Beckstead and Watts, LLP

Certified Public Accountants

3340 Wynn Road, Ste. C

Las Vegas, NV 89102

702.257.1984

702.362.0540 fax

November 25, 2002

Securities and Exchange Commission

Washington, D.C. 20549

Ladies and Gentlemen:

The firm of Beckstead and Watts, LLP was previously principal accountant for Dicut, Inc. (the "Company") and reported on the financial statements of the Company for the year ended March 31, 2002. Effective November 20, 2002, we resigned as principal accountants. We have read the Company's statements included under Item 4 of its Form 8-K dated November 25, 2002, and we agree with such statements.

Very Truly Yours,

G. Brad Beckstead, CPA

Partner